Exhibit 99.1

News Release

General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Constellation Energy Partners Reports

Fourth Quarter and Full Year 2010 Results

HOUSTON—(BUSINESS WIRE)—Feb. 25, 2011—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported fourth quarter and full year 2010 results.

The company produced 3,674 MMcfe during the quarter, for average daily net production of 39.9 MMcfe during the quarter and 41.2 MMcfe for the full year. Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.68 per Mcfe during the quarter and $3.49 per Mcfe for the full year.

During the quarter, the company completed 13 net wells and recompletions in the Cherokee Basin with total capital spending of $2.1 million. Total capital spending of $8.5 million in 2010 resulted in a total of 31 net wells and recompletions in the Cherokee Basin, and the company had an additional 5 net wells and recompletions in progress at year end. The company announced in December 2010 that it acquired interests in 36 wells (8 net wells at December 31, 2010) in the Central Kansas Uplift for $5.9 million.

The company recorded a net loss of $6.8 million for the fourth quarter 2010. For the full year, the company reported a net loss before charges of $4.4 million, which excludes non-cash asset impairment charges of $272.5 million, $270.4 million of which were recorded in the third quarter. Adjusted EBITDA for the fourth quarter was $11.7 million, which resulted in Adjusted EBITDA of $54.1 million for 2010.

“The fourth quarter rounded out a year of meaningful progress toward our stated goals” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Our operating results were again in line with our forecast, which allowed us to reduce debt by $7.5 million during the quarter for $30 million in total debt reduction in 2010.”

Liquidity Update

The company had a cash balance of $7.9 million as of December 31, 2010. Outstanding debt under the company’s credit facility currently totals $165 million, leaving the company with $30 million in available borrowing capacity at the company’s current borrowing base of $195 million. The company’s borrowing base is subject to semi-annual review by the lenders, with the next regularly-scheduled review due to occur in the second quarter of 2010.

Financial Outlook for 2011

“In 2011, we expect to use operating cash flows to continue a capital program that is limited in scope while reducing debt an additional $25 million to $30 million,” said Brunner.

The company announced in November 2010 that it anticipates total capital spending for 2011 to range between $10 million and $12 million. At this level of capital spending, the company forecasts it will complete between 30 and 35 net wells. Net production is forecast to range between 13.4 and 14.2 Bcfe for 2011, with operating costs expected to range between $48 million and $52 million for the year.

The company has hedged approximately 7.6 Bcfe of its Mid-Continent production in 2011 at an average price of $7.87 per Mcfe and an additional 2.4 Bcfe of production at an average price of $8.51 per Mcfe. The remainder of the company’s production for 2011 is subject to market conditions and pricing.

Distribution Outlook

The company expects distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels. All distributions are subject to approval by the company’s Board of Managers.

“Given our continuing focus on debt reduction, we currently expect that our distribution will remain suspended through the fourth quarter of 2011,” Brunner added.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CST) on Friday, Feb. 25, 2011 to discuss fourth quarter and full year 2010 results. The company expects to release its fourth quarter and full year 2010 earnings before the market opens that day.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CST). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 216-2819 or (402) 220-3756 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its 2010 Form 10-K on or about Feb. 25, 2011.

Non-GAAP Measures

We present net income before charges and Adjusted EBITDA in addition to our reported net income in accordance with GAAP.

Net income (loss) before charges is a non-GAAP financial measure that is defined as net income (loss) adjusted by asset impairments.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Dec. 31,					Twelve Months Ended Dec. 31,
	2010			2009		2010			2009
Net Production:
Total production (MMcfe)	3,674			4,041		15,037			17,061
Average daily production (Mcfe/day)	39,935			43,924		41,197			46,742

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$6.86	(a	)	$7.00	(a)	$7.06	(a	)	$7.06	(a)
Net realized price, excluding hedges	$3.72	(b	)	$4.25	(b)	$4.38	(b	)	$3.59	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales.
(b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	6			—		17			60
Net Recompletions	7			—		14			17
Developmental Dry Holes	—			—		—			1

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Oil and gas sales	$25,734	$28,903	$108,692	$123,126
Gain/(Loss) from mark-to-market activities	(9,751)	18,581	42,081	19,410

Total Revenues	15,983	47,484	150,773	142,536
Operating expenses:
Lease operating expenses	7,153	8,292	30,798	33,535
Cost of sales	524	608	2,473	2,638
Production taxes	730	908	3,179	3,153
General and administrative	6,074	4,497	20,351	18,506
Exploration costs	29	373	760	855
(Gain)/Loss on sale of assets	(5)	(14)	(18)	—
Depreciation, depletion and amortization	5,665	27,290	85,263	71,173
Asset Impairments	1,521	912	272,487	5,113
Accretion expense	205	139	822	406

Total operating expenses	21,896	43,005	416,115	135,379

Other expenses:
Interest (income) expense, net	815	6,584	11,953	16,303
Other (income) expense	25	6	(385)	(123)

Total expenses	22,736	49,595	427,683	151,559

Net income (loss)	$(6,753)	$(2,111)	$(276,910)	$(9,023)

Adjusted EBITDA	$11,672	$15,612	$54,125	$66,992

EPS - Basic	($0.28)	($0.11)	($11.36)	($0.40)
EPS - Basic Units Outstanding	24,420,284	23,099,947	24,370,545	22,664,895

EPS - Diluted	($0.28)	($0.11)	($11.36)	($0.40)
EPS - Diluted Units Outstanding	24,420,284	23,099,947	24,370,545	22,664,895

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Net Income (Loss) Before Charges

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Net income (loss)	$(6,753)	$(2,111)	$(276,910)	$(9,023)

Asset impairments	1,521	912	272,487	5,113

Net income (loss) before charges	$(5,232)	$(1,199)	$(4,423)	$(3,910)

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
	2010	2009
	($ in thousands)

Current assets	$53,091	$45,265
Natural gas properties, net of accumulated depreciation, depletion and amortization	276,919	612,625
Other assets	54,367	50,427

Total assets	$384,377	$708,317

Current liabilities	$14,533	$16,484
Debt	165,000	195,000
Other long-term liabilities	13,024	12,129

Total liabilities	192,557	223,613

Class D Interests	6,667	6,667

Common members’ equity	174,233	449,670
Accumulated other comprehensive income	10,920	28,367

Total members’ equity	185,153	478,037

Total liabilities and members’ equity	$384,377	$708,317

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(6,753)	$(2,111)	$(276,910)	$(9,023)
Add:
Interest (income) expense, net	815	6,584	11,953	16,303
Depreciation, depletion and amortization	5,665	27,290	85,263	71,173
Asset impairments	1,521	912	272,487	5,113
Accretion expense	205	139	822	406
(Gain)/Loss on sale of assets	(5)	(14)	(18)	—
Exploration costs	29	373	760	855
(Gain)/Loss from mark-to-market activities	9,751	(18,581)	(42,081)	(19,410)
Unit-based compensation programs	444	1,020	1,849	1,308
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	—	—	267

Adjusted EBITDA (1)	$11,672	$15,612	$54,125	$66,992

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(267,123)	$(9,101)	$(270,157)	$(6,912)
Add:
Interest (income) expense, net	3,695	3,600	11,138	9,719
Depreciation, depletion and amortization	26,175	15,214	79,598	43,883
Asset impairments	270,408	241	270,966	4,201
Accretion expense	205	109	617	267
(Gain)/Loss on sale of assets	—	—	(13)	14
Exploration costs	284	276	731	482
(Gain)/Loss from mark-to-market activities	(21,100)	6,368	(51,832)	(829)
Unit-based compensation programs	375	136	1,405	288
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	—	—	267

Adjusted EBITDA (1)	$12,919	$16,843	$42,453	$51,380

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense, net;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	accretion expense;

•	(gain) loss on sale of assets;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities; and

•	unrealized (gain) loss on derivatives/hedge ineffectiveness.